UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 30, 2008
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CIRCUIT CITY STORES, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-5767 (Commission File Number)	54-0493875 (I.R.S. Employer Identification No.)

9950 Mayland Drive Richmond, Virginia (Address of principal executive offices)	23233 (Zip Code)

Registrant’s telephone number, including area code: (804) 486-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 31, 2008, Circuit City Stores, Inc. (the “Company”) entered into an Agency Agreement with a joint venture comprised of Hilco Merchant Resources, LLC and Gordon Brothers Retail Partners, LLC (the “Joint Venture”) with respect to 155 domestic segment stores that the Company plans to close, as disclosed in Item 2.05 below.  On November 4, 2008, the Company and the Joint Venture amended and restated the Agency Agreement (as amended, the “Agreement”) to add Circuit City Stores West Coast, Inc., the Company’s subsidiary that covers markets in the western United States (the “Subsidiary”), as a party and to change the number of closing stores to 154, as the Company will close one store on its own.  Under the Agreement, the Company has appointed the Joint Venture as the Company’s agent to conduct the sale of the merchandise located at the closing stores and, to the extent designated by the Company, to dispose of certain furnishings, trade fixtures, equipment and improvements to real property with respect to such stores.

The Agreement sets forth the terms and conditions of the sales at the closing stores and the corresponding rights and obligations of the Joint Venture.  The Agreement provides that the sales will commence on November 5, 2008 and will be completed on or before December 31, 2008.  The completion date may be extended by mutual agreement of the parties to the Agreement.

Payments to the Company and the Joint Venture will be made from the proceeds of the sales.  Pursuant to the Agreement, payments will be made first to each of the Company and the Joint Venture to reimburse each party for its expenses with respect to sales.  The Company then will be paid a guaranteed amount equal to 72% of the cost value of the merchandise included in the sales, subject to certain adjustments, and the Joint Venture will receive an agent’s fee equal to 3.5% of the cost value of the merchandise.  To the extent that the total proceeds from the sales exceed the sum of expenses, the guaranteed amount and the agent’s fee, the remaining proceeds will be shared equally by the Company and the Joint Venture.

The Agreement contains customary representations, warranties, covenants and indemnities by the Company and the Joint Venture.  Under the Agreement, the Company and the Subsidiary granted to the Joint Venture a security interest in the inventory of the Company and the Subsidiary located in the continental United States, the furnishings, trade fixtures, equipment and improvements to real property located in the closing stores, and all proceeds of such inventory and property.  The security interest is junior to the security interests under the Company’s existing credit facility.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On October 30, 2008, the Board of Directors of Circuit City Stores, Inc. (the “Company”) approved a plan to close up to 155 domestic segment stores.  Specifically, the Company plans to close 155 stores that are underperforming or are no longer a strategic fit for the Company.  The stores identified for closure are located in 55 media markets in the United States, of which the Company will exit 12 markets.  The Company also plans to reduce future store openings and aggressively renegotiate certain leases.

The determination to approve the plan resulted from the Company’s ongoing asset productivity assessment and working capital situation.  The Company expects to begin the store closing sales process on November 5, 2008 and to complete the store closings by December 31, 2008.  As disclosed in Item 8.01 below, the Company issued a press release on November 3, 2008 to report an update on its liquidity position and its previously announced ongoing comprehensive business review, which included details on the plan to close stores.  The press release is being filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 2.05.

The Company is currently unable in good faith to make a determination of an estimate of the amount or range of amounts expected to be incurred in connection with the plan to close stores, both with respect to each major type of cost associated with the plan and with respect to the total cost of the plan, or an estimate of the amount or range of amounts that will result in future cash expenditures.  The Company will include such estimates, once they are determined, in an amendment to this report.

Item 2.06	Material Impairments.

As disclosed in Item 2.05 above, the Company’s Board of Directors approved a plan to close up to 155 domestic segment stores.  The plan will result in a material non-cash charge for impairment to certain of the Company’s fixed assets with respect to those stores, including leasehold improvements and furniture, fixtures and equipment.  Additional information with respect to the plan is set forth in Item 2.05 above.

The Company is currently unable in good faith to make a determination of an estimate of the amount or range of amounts of the impairment charge or an estimate of the amount or range of amounts of the impairment charge that will result in future cash expenditures.  The Company will include such estimates, once they are determined, in an amendment to this report.

Item 8.01	Other Events.

On November 3, 2008, the Company issued a press release reporting an update on its liquidity position and its previously announced ongoing comprehensive business review. The press release is being filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit No.	Description

	99.1	Press release issued November 3, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIRCUIT CITY STORES, INC.
(Registrant)

Date: November 5, 2008	By: /s/ Reginald D. Hedgebeth
Reginald D. Hedgebeth
Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued November 3, 2008